6711 Columbia Gateway Drive, Suite 300
Columbia, Maryland 21046
Telephone 443-285-5400
Facsimile 443-285-7650
www.copt.com
NYSE: OFC

NEWS RELEASE

FOR IMMEDIATE RELEASE	IR Contacts:
	Stephanie Krewson-Kelly	Michelle Layne
	VP, Investor Relations	Investor Relations Specialist
	443-285-5453	443-285-5452
	stephanie.kelly@copt.com	michelle.layne@copt.com

COPT EXPANDS EXECUTIVE LEADERSHIP;
APPOINTS PAUL ADKINS AS CHIEF OPERATING OFFICER

COLUMBIA, MD November 11, 2016 - Corporate Office Properties Trust (“COPT” or the “Company”) (NYSE:OFC) announces the appointment of Paul R. Adkins as the Company’s new Executive Vice President and Chief Operating Officer, effective November 28, 2016. Mr. Adkins is an established expert on the Washington, DC commercial property markets who has a long history of success in a variety of disciplines, including leasing, acquisition and as a leadership executive. Prior to joining COPT, he spent five years as a Principal at The JBG Companies, a real estate investment and management firm based in Chevy Chase, MD. Notably, Mr. Adkins spent 21 years at CarrAmerica Realty (formerly NYSE: CRE) where, after working in Leasing from 1982‒1994, he ultimately was promoted to serve as that company’s President of Real Estate Services from 2001‒ 2003.

Stephen E. Budorick, COPT’s President and CEO, commented “Paul is a seasoned, well-respected real estate executive in the Washington, DC, area, and has an established track record as a value creator. His leadership skills, market knowledge, and expertise are a tremendous fit for our Company.”

In his new capacity, Mr. Adkins will manage the overall operations of the Company including asset management and leasing, property management, government services and commercial development. His responsibilities will also include developing and executing strategies to expand the Company’s investment opportunities, predominantly regarding new development at existing Defense/IT locations.

Mr. Adkins received his Bachelor’s degree in Economics from Bucknell University in 1981. For additional information, please see Mr. Adkins’ biography on the Company website at www.copt.com.

Company Information
Company Information COPT is an office REIT that owns, manages, develops and selectively acquires office and data center properties primarily in locations that support United States Government agencies and their contractors, most of whom are engaged in national security, defense and information technology (“IT”) related activities servicing priority missions (“Defense/IT Locations”). We also own a complementary portfolio of Class-A office properties located in select urban/urban-like submarkets within our regional footprint (“Regional Office Properties”). As of September 30, 2016, we derived 86% of core portfolio annualized revenue from Defense/IT Locations and 14% from Regional Office Properties. As of September 30, 2016, our core portfolio of 146 office properties encompassed 15.9 million square feet and was 94.4% leased.

Forward-Looking Information
This press release may contain “forward-looking” statements, as defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, that are based on the Company’s current expectations, estimates and projections about future events and financial trends affecting the Company. Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “believe,” “anticipate,” “expect,” “estimate,” “plan” or other comparable terminology. Forward-looking statements are inherently subject to risks and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate. Accordingly, the Company can give no assurance that these expectations, estimates and projections will be achieved. Future events and actual results may differ materially from those discussed in the forward-looking statements.

Important factors that may affect these expectations, estimates, and projections include, but are not limited to:

*
general economic and business conditions, which will, among other things, affect office property and data center demand and rents, tenant creditworthiness, interest rates, financing availability and property values;

*	adverse changes in the real estate markets including, among other things, increased competition with other companies;

*
governmental actions and initiatives, including risks associated with the impact of a prolonged government shutdown or budgetary reductions or impasses, such as a reduction in rental revenues, non-renewal of leases, and/or a curtailment of demand for additional space by the Company's strategic customers;

*	the Company’s ability to borrow on favorable terms;

*
risks of real estate acquisition and development activities, including, among other things, risks that development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that development or operating costs may be greater than anticipated;

*
risks of investing through joint venture structures, including risks that the Company’s joint venture partners may not fulfill their financial obligations as investors or may take actions that are inconsistent with the Company’s objectives;

*
changes in the Company’s plans for properties or views of market economic conditions or failure to obtain development rights, either of which could result in recognition of significant impairment losses;

*	the Company’s ability to satisfy and operate effectively under Federal income tax rules relating to real estate investment trusts and partnerships;

*	the Company's ability to achieve projected results;

*	the dilutive effects of issuing additional common shares; and

*	environmental requirements.

The Company undertakes no obligation to update or supplement any forward-looking statements. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, particularly the section entitled “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.